Contact:
                                             Patty Kehe
                                             Dynasil Corporation of
                                             America
                                             Phone: (607) 272-3320,
                                             ext. 26
                                             Email:  pkehe@dynasilcorp.com

            Dynasil Reports Record Third Quarter Results

                       All-Time Record Revenue
              Net Income From Operations Increases 92%


WEST BERLIN, N.J. - August 16, 2010 - Dynasil Corporation of America (OTCBB: DYSL) today announced record financial results for its 2010 third quarter, which ended June 30, 2010. The Company posted record revenue for the 2010 third quarter of $11.3 million which compares to $8.5 million in the third-quarter of 2009, a 33% increase year over year. Operating income, net income and diluted earnings per share for the quarter were $1.33 million, $727,646, and $0.05, increases of 92%, 85%, and 120%, respectively, compared with the prior year.

"Dynasil has completed another outstanding quarter with record revenue, earnings and financial results. We are pleased with our strong Q3 results which clearly reflect the strength of our diversified product portfolio, bolstered by innovation, commercialization initiatives and operational excellence." said Craig
T. Dunham, CEO at Dynasil. "We are also very excited about our portfolio of products and technologies for the coming year and we continue to see exceptional opportunity for continued strong growth and profitability across all our businesses. In addition, the refinancing of all our debt with Sovereign/Santander Bank provides Dynasil maximum financial flexibility to achieve our expansion goals through both organic and acquisition growth which should further accelerate our progress."

"The future looks really bright for Dynasil. Our activities in homeland defense, medical imaging, and material science enable us to serve and partner with our government and major corporations," added Peter Sulick, Chairman, Dynasil Board of Directors. "Our growth strategy to acquire companies with strengths in complementary areas will enable us to more quickly commercialize our new technology while expanding the scale and scope of our product line and distribution channels. Exemplifying this is our recently announced acquisition of Hilger Crystals, a highly specialized expert in the manufacturer of synthetic crystals applicable to a wide range of our industrial, medical and homeland security applications with immediate importance to our nuclear detector business.

About Dynasil: Dynasil Corporation of America (OTCBB: DYSL), is a provider of technology, products, services and solutions aimed at making the world safer and healthier. The company supplies a broad range of customers by serving their specific needs in the medical, industrial, and homeland security/defense markets. The Company has operations in New Jersey, New York, Massachusetts and the UK.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "plan", "target", "intend" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-K, Quarterly Reports on Form 10-Q, as well as in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.

Dynasil Corporation of America and
Subsidiaries
Consolidated Balance Sheets
                                           March 31          September
                                                               30
                                             2010              2009
              ASSETS
                                           (Unaudited)
                                           -----------     -----------
Current assets
   Cash and cash equivalents                $4,002,366      $3,104,778
   Accounts receivable, net                  4,690,587       4,053,742
   Inventories                               2,183,367       2,371,516
   Deferred tax asset                          346,500         290,100
   Other current assets                        425,595         306,848
                                           -----------     -----------
      Total current assets                  11,648,415      10,126,984

Property, plant and equipment, net           2,641,397       2,744,724
Other Assets
   Intangibles, net                          6,820,353       7,232,035
   Goodwill                                 11,054,396      11,054,396
   Deferred financing costs, net                53,499          64,637
                                           -----------     -----------
      Total other assets                    17,928,248      18,351,068
                                           -----------     -----------
      Total Assets                         $32,218,060     $31,222,776
                                           ===========     ===========

   LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities
     Current  portion of  long-term          1,847,785       1,749,524
      debt
    Note payable to related party            2,000,000             -0-
    Accounts payable                           869,826         773,837
    Billings in excess of cost                    -0-          60,448
    Income taxes payable                       345,828         507,122
    Dividends payable                          131,400         149,150
    Accrued expenses and other               1,809,680       1,111,342
       current liabilities
                                           -----------     -----------
      Total current liabilities              7,004,519       4,351,423

Long-term Liabilities
    Long-term debt, net                      4,685,547       6,386,796
    Note payable to related party                  -0-       2,000,000
                                           -----------     -----------
      Total long-term liabilities            4,685,547       8,386,796
                                             2,000,000       2,000,000
Temporary Equity
                                            18,524,994      16,484,557
Stockholders' Equity
                                           -----------     -----------
Total Liabilities and Stockholders'        $32,218,060     $31,222,776
Equity                                     ===========     ===========

DYNASIL CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)




                           Three Months Ended      Nine Months Ended
                                June 30                 June 30
                              2010       2009           2010         2009
                          -----------  ----------    -----------  -----------
Net revenues              $11,294,868   8,512,892    $31,494,960  $25,883,053
Cost of revenues            6,562,323   4,860,590     18,669,123   15,643,287
                          -----------  ----------    -----------  -----------
Gross profit                4,732,545   3,652,302     12,825,837   10,239,766

Selling, general and
administrative
        expenses            3,399,584   2,957,111      9,311,918    8,131,946
                          -----------  ----------    -----------  -----------
Income from operations      1,332,961     695,191      3,513,919    2,107,820
Interest expense, net         142,578     160,367        457,007      567,025
                          -----------  ----------    -----------  -----------
Income before income        1,190,383     534,824      3,056,912    1,540,795
taxes
Income taxes                  462,737     141,456      1,082,199      387,654
                          -----------  ----------    -----------  -----------
Net income                   $727,646    $393,368     $1,974,713   $1,153,141
                          ===========  ==========    ===========  ===========
Earnings Per Share
                           Three Months Ended      Nine Months Ended
                                June 30                 June 30
Net income                   $727,646    $393,368     $1,974,713   $1,153,141
Dividends on preferred        131,400     149,150        406,033      447,450
stock
                          -----------  ----------    -----------  -----------
Net income applicable to
common shareholders           596,246     244,218      1,568,680      705,691
Dividend add back due to
assumed
      Preferred Stock         131,400      17,750        406,033       53,250
        conversion
                          -----------  ----------    -----------  -----------
Net income for diluted
income per common share      $727,646    $261,968     $1,974,713     $758,941
                          ===========  ==========    ===========  ===========
Basic net income per
common share               $    0.05     $0.02          $   0.13     $  0.06

Diluted net income per
common share               $    0.05     $0.02          $   0.13     $  0.06

Weighted average shares
outstanding
       Basic
                          12,610,116  11,371,933     12,215,532 11,362,745
       Diluted            14,982,382  12,346,636     14,687,798 12,337,448